LEASE FOR NITTANY VALLEY AND STATE COLLEGE REAL ESTATES

THIS LEASE (this "Lease") made as of the _15th_ of August, 2025, the "Effective Date," by and between Five Blind Mice, LLC and Five Blind Mice II, LLC (together, the "Landlord") and AQ Opco Nittany Valley, LLC, and AQ Opco State College, LLC, both Pennsylvania limited liability companies ("Tenant" and or "Tenants"). For the purposes of this Lease, Landlord and Tenants are sometimes referred to individually as a "Party" and collectively as the "Parties."

In consideration of the mutual agreements set forth in this Lease, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties agree as follows:

1. Premises I – Nittany Valley. This Lease concerns real property known as 294 Discovery Drive, Boalsburg, PA 16827 and further described in **Exhibit A** attached hereto and by this reference incorporated herein (the "Land"), which is improved by a personal care facility building (the "Building") and other improvements (the "Improvements"). The Land and the Improvements are collectively referred to as the "Leased Premises." For and in consideration of payment of the Rent (as defined in Section 4) and performance of other obligations pursuant to this Lease and intending to be legally bound, Landlord does hereby lease and demise unto Tenant and Tenant does hereby lease and take from Landlord the Leased Premises.

2. Premises II – State College. This Lease concerns real property known as 2350 Bernel Road, State College Pennsylvania 16803 and further described in **Exhibit B** attached hereto and by this reference incorporated herein (the "Land"), which is improved by a personal care facility building (the "Building") and other improvements (the "Improvements"). The Land and the Improvements are collectively referred to as the "Leased Premises." For and in consideration of payment of the Rent (as defined in Section 4) and performance of other obligations pursuant to this Lease and intending to be legally bound, Landlord does hereby lease and demise unto Tenant and Tenant does hereby lease and take from Landlord the Leased Premises.

3. Term. For purposes of this Lease, the word "Term" shall mean the period of time from the Effective Date, to the termination date, which is no earlier than August 3, 2026, nor later than August 31, 2026, unless extended as provided for herein.

a. Extension of Term. Tenant shall have the option to extend the Lease Term by thirty (30) days upon the delivery of written notice to Landlord. Tenant shall have a second option to extend the Lease Term by an additional thirty (30) days beyond the first

thirty (30) day extension upon the delivery of written notice to Landlord and payment to Landlord of a fee in the amount of one hundred twenty-five thousand dollars ($125,000.00) in consideration of such extension. This fee will be non-refundable to Tenant. If the second 30-day extension is elected and this fee is tended, is would be one and the same as the fee described in a related document known as the Agreement of Sale for Premises I and Premises II. Said fee is neither a credit against the Lease payment, nor would it be credited against the Purchase Price as specified in the Agreement of Sale.

4. Rent.

a. Base Rent. Tenant shall pay base rent ("Base Rent") to Landlord during the Term beginning on the Effective Date and on the first day of each successive calendar month, in advance and without counterclaim, defense, demand, deduction, or set-off of the sum of **$82,062.41**, adjusted as follows:

i. Mortgage Adjustment. Lessee acknowledges that the mortgage encumbering Premises I has an adjustable interest rate. Upon notice, Lessee agrees that the monthly rent shall be increased by a sum equal to the increase in the mortgage interest for the lease year divided by 12.

ii. CPI Adjustment. Commencing on August 31, 2026 and on each anniversary date thereafter, if any, the monthly rent shall be increased by a percentage equal to the increase in the consumer price index, urban (CPI-U) for the then current July 1 as compared to the July 1 in the prior year, if any, times $26,666.68.

b. Additional Rent; Triple Net Lease. This Lease is intended to be a triple net lease; that is, Tenant shall be responsible for each and every expense associated with the Leased Premises and Tenant's occupancy of the Leased Premises, including, without limitation, Taxes, Utility Costs, Operation and Maintenance Costs and Insurance Costs as defined below.

i. The Operation and Maintenance Costs, Utility Costs, Insurance Costs and Taxes shall be deemed "Additional Rent" and Tenant's failure to pay any such Additional Rent shall entitle Landlord to the same remedies available for non-payment of Base Rent. Additional Rent shall be payable by Tenant in the same manner as Base Rent pursuant to Section 4.a above without counterclaim, defense, demand, deduction or set-off. Base Rent and Additional Rent are herein collectively referred to as "Rent."

ii. Taxes. Beginning on the Effective Date, Tenant shall be responsible for and shall pay when due all Taxes relative to the Leased Premises. After payment of the same, Tenant shall forward to Landlord a copy of the receipted Tax bill. In the event Tenant fails to pay any Taxes when due, Landlord shall have the right, but not the obligation, to pay such Taxes on behalf of Tenant. Tenant shall reimburse Landlord for the full amount of such Taxes paid by Landlord on Tenant's behalf as Additional Rent within five (5) business days of Tenant's receipt of an invoice from Landlord.

1. "Taxes" shall mean all taxes pertaining to the Leased Premises, including all federal, state and local governmental ad valorem real estate taxes, assessments and charges of every kind or nature, including, but not limited to, any sales or service tax on rents, municipal Business Privilege Tax, Neighborhood Improvement District Tax, payments under any Payment in Lieu of Tax ("PILOT") agreement, Annual Occupancy Tax and Business Improvement District Tax, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, control or operations of the Leased Premises. For purposes hereof, Taxes for any year shall be Taxes which are assessed for such year. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord with respect to such year. Taxes shall not include any federal, state or local use, franchise, capital stock, inheritance, general income, gift or estate taxes except as otherwise provided in this Section. Should any Authority acting under any present or future Law, levy, assess or impose a tax, excise or assessment (other than an income or franchise tax) upon or against the Rent payable by Tenant to Landlord, either by way of substitution for or in addition to any existing tax on land and buildings or otherwise, or any other substitute tax, the proceeds of which are used to fund the same governmental functions as were funded by ad valorem taxes, Tenant shall be responsible for and shall pay such tax, excise and

assessment on or before the date that any fine, penalty or interest would be added thereto for nonpayment.

iii. "Utility Costs" shall mean the cost of all utilities serving the Leased Premises, including, without limitation, gas, steam, water, sewer, electricity, power, heating, lighting, telephone, cable, waste pickup, air-conditioning and ventilation consumed by the Leased Premises and the servicing thereof, including, without limitation, meter use and/or connection fees, hook-up fees and standby fees for discontinued or interrupted service. Utility Costs shall be paid directly by Tenant to the appropriate authority or service provider. Landlord shall not be liable for any interruption or failure whatsoever in utility services unless caused by Landlord's gross negligence or willful misconduct. In no event shall such delay or failure, regardless of cause, constitute an eviction of Tenant, a termination of this Lease, a breach by Landlord of its obligations pursuant to this Lease or entitle Tenant to be relieved of any of its obligations pursuant to this Lease.

iv. "Insurance Costs" shall mean the cost of maintaining all insurance as required in Section 6.b.

c. Rent Application. The Base Rent shall be consideration for both Leased Premises.

d. Place and Method of Payment. Tenant agrees to pay the Base Rent, in monthly installments, on or before the fifth day of each month throughout the Term. All Rent shall be paid by Tenant to the Landlord at their address set forth in this Lease, or at such other place as Landlord may from time to time designate by written notice to Tenant. If any check or other form of payment submitted for payment of Rent is returned for insufficient funds or otherwise not honored by the issuer, Tenant shall pay Landlord a processing fee of Fifty and 00/100 Dollars ($50.00) per incident.

e. Late Charge. If any installment of Rent, or any other sum due to Landlord from Tenant shall not be received by Landlord within five (5) days after the due date, then, Landlord shall be entitled to interest on any amount so unpaid from the due date to the date of payment at a rate of interest equal to twelve percent (12%) per annum, which interest rate shall continue to apply to any amounts due by Tenant after any judgment, in lieu of the judgment rate, and a late fee of Five Hundred and 00/100 Dollars ($500.00).

5. Use and Occupancy. Tenant shall not engage, nor shall Tenant permit, any person, corporation or other entity to engage upon the Leased Premises in any trade or occupation that is in violation of Law. Tenant shall use the Leased Premises for the operation of a personal care facility and adjunct uses, such as storage and related office activities (the "Permitted Use"). Tenant shall not use or occupy the Leased Premises for any purpose or business other than the Permitted Use without the prior written consent of Landlord, which consent Landlord may withhold at its sole discretion. The foregoing use limitation is a material consideration and inducement to Tenant in entering into this Lease.

a. Tenant may make alterations or improvements to the Leased Premises with the approval of Landlord, which approval may not be unreasonably withheld.

b. Tenant may bring such equipment, furniture, trade fixtures or other personal property (collectively, "Tenant's Personal Property") into the Leased Premises as may be necessary for its business. Except as otherwise set forth in this Lease, any of Tenant's Personal Property shall remain the property of Tenant and Landlord agrees that Tenant shall have the right to remove all of Tenant's Personal Property that it may have stored or installed in the Leased Premises. Tenant shall, at its sole cost and expense, repair any damage caused to the Leased Premises by reason of the removal of any of Tenant's Personal Property. If this Lease expires or is terminated for any reason and Tenant fails to remove such items from the Leased Premises on or before the effective date of such expiration or termination, then in any such event all of such Personal Property shall, at the option of Landlord (i) thereupon be deemed to be abandoned and become the property of Landlord without cost or liability of any kind to Landlord, and without further act by either Party; (ii) be disposed of by Landlord at Tenant's sole expense; or (iii) be placed in storage by Landlord and held at Tenant's sole expense. If Tenant has vacated the Leased Premises, Landlord shall provide Tenant with notice relative to the existence of any of Tenant's Personal Property remaining in the Leased Premises after the end of the Term, after which notice Tenant shall have ten (10) days within which to notify Landlord of its intention to retrieve such property (the "Removal Notice Period"). If Tenant does not respond to such notice within the Removal Notice Period, any Tenant's Personal Property shall be deemed abandoned and, if Landlord elects, shall become the sole property of Landlord. If Tenant notifies Landlord within the Removal Notice Period that Tenant intends to remove such personal property, Landlord shall retain such personal property, at a site of Landlord's choosing for a period of thirty (30) days. Tenant shall reimburse Landlord for the actual and reasonable cost of removal and storage of such personal property unless Tenant shall have retrieved it within the Removal Notice Period.

c. Notwithstanding anything to the contrary contained in this Lease, following the Effective Date, if any non-structural alterations shall be required in or to the Leased Premises or any part thereof by any Laws, the same shall be done by and the cost thereof

borne by Tenant, including any work that is necessary to remain compliant with the ADA or with any Laws regarding access for the disabled. Tenant shall not make any alterations to the Leased Premises that would cause the Landlord to be required to make additional alterations to the Leased Premises to remain compliant with the ADA and any Laws regarding access for people with disabilities. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide the Landlord with copies of, any notices alleging violation of the ADA or any other Laws relating to any portion of the Leased Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA or any other Laws and relating to any portion of the Leased Premises.

d. Except for, and to the extent of, Landlord's gross negligence, willful misconduct or failure to comply with the material provisions of this Lease, Tenant shall indemnify, defend, and save harmless Landlord from any liability, damage or expense (including attorney's fees and expenses) arising from Tenant's failure to comply with this Section 5.

6. Indemnification and Insurance.

a. Indemnification. Tenant shall indemnify, hold harmless and defend Landlord from and against any and all costs, expenses (including reasonable counsel fees and court costs), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind asserted by or on behalf of any person or governmental authority, arising out of or in any way connected with, and Landlord shall not be liable to Tenant on account of, (a) any failure by Tenant to perform any of the agreements, terms, covenants or conditions of the Lease required to be performed by Tenant, (b) any failure by Tenant to comply with any statutes, ordinances, regulations or orders of any governmental authority relating to the use and occupancy of the Leased Premises, or (c) any accident, death or personal injury, or damage to, or loss or theft of, property, which shall occur in or about the Leased Premises, except as the same may be caused solely by the gross negligence or intentional wrongdoing of Landlord, its employees or agents.

b. Insurance. Tenant shall, at Tenant's cost and expense, maintain with insurance companies satisfactory to Landlord during the Term:

i. Commercial general public liability insurance on an occurrence basis insuring against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises with minimum combined limits of Three Million and 00/100 Dollars ($3,000,000) for bodily injury liability and property damage liability. This policy shall be written on a comprehensive basis to provide all major divisions of coverage, including, but not limited to the following: (a) Leased Premises operations; (b) products and

complete operations; (c) personal injury liability; (d) broad form property damage; and (e) fire legal liability.

ii. Insurance against loss or damage by fire, flood and all standard extended coverages, including, without limitation, vandalism and malicious mischief. Such insurance shall cover the Leased Premises, all trade fixtures and personal property in or on the Leased Premises, in an amount not less than ninety percent (90%) of their actual replacement cost, providing protection against all risks of direct physical loss covered under a special risk insurance policy.

iii. Eldercare Commercial Excess Liability Insurance with and occurrence and aggregate limit of one Million and 00/100 Dollars ($1,000,000.00.)

iv. Worker's compensation insurance in the amounts required by Law and employer's liability insurance in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence for bodily injury by accident, One Hundred Thousand and 00/100 Dollars ($100,000.00) per employee for bodily injury caused by disease, and Five Hundred Thousand and 00/100 Dollars ($500,000.00) aggregate per year for bodily injury caused by disease.

v. Business interruption or loss of rents insurance providing for payment to Landlord of Rent for a period of not less than twenty-four (24) months following the occurrence of a casualty loss.

c. All policies of insurance provided for in this Lease required to be maintained by Tenant, unless expressly provided otherwise, shall be issued by insurance companies reasonably acceptable to Landlord or with general policyholder's rating of not less than "A" and a financial rating of not less than Class VIII as rated in the most current available "Best's" Insurance Reports, qualified to do business in the Commonwealth of Pennsylvania. Such insurance coverage (other than workers' compensation) shall name Landlord as loss payee and an additional insured (and Landlord's mortgagee, if applicable, as mortgagee and additional insured), as their interest may appear and shall contain a provision that the same may not be cancelled or reduced without providing Landlord at least thirty (30) days' prior written notice. Any coverage for Landlord or Landlord's mortgagee shall also include the affiliates, subsidiaries, successors, assigns, officers, directors, shareholders, partners, members, employees, agents and contractors of Landlord and Landlord's mortgagee. All policies shall be procured for periods of

not less than one (1) year. Tenant shall deposit with Landlord certificates of such insurance (or copies of policies upon Landlord's request) at or prior to the commencement of this Lease and thereafter not less than ten (10) days prior to the expiration of such policy or policies. If the Tenant fails to comply with any of the foregoing requirements, Landlord shall be entitled, but not obligated, to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be deemed Additional Rent and shall be paid by Tenant, together with interest thereon at the Default Rate until fully paid by Tenant, immediately upon written demand therefor by Landlord. Without imposing liability on Landlord, or relieving Tenant of any obligations under this Lease, Tenant authorizes its insurance broker to release any requested documents regarding Tenant's insurance or insurability to Landlord upon Landlord's request.

d. Waiver of Subrogation. Landlord and Tenant each waives any and all rights of recovery that such Party, or any party claiming by, through or under such Party by subrogation or otherwise, may have against the other Party, or against the officers, employees, agents and representatives of the other Party, for loss of, or damage to, such waiving Party or its property or the property of others under its control, to the extent any such loss or damage is insured against (or should be insured against pursuant to the terms of this Lease) under any insurance policy in force at the time of such loss or damage. Landlord and Tenant shall, upon obtaining the policies of insurance required by this Lease, give notice to the insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease and such insurance policies shall contain a provision by which the insurance company specifically waives its right of subrogation with respect to any loss or losses paid pursuant to such insurance policies.

7. Maintenance and Repairs. Tenant shall make, at its sole cost and expense, all repairs and replacements necessary including without limitation the major components thereof, i.e. air conditioning, heating and utility lines and to maintain the interior and exterior of the Leased Premises and shall keep the Leased Premises and fixtures therein in neat, clean, and orderly condition.

8. Assignment and Subletting.

a. No Transfer. Tenant may not sublet either Leased Premises or any part thereof, sell, assign, encumber, mortgage, hypothecate or in any manner transfer this Lease or any interest therein, by operation of law or otherwise without Tenant's prior written consent, which consent Landlord may withhold in Landlord's sole discretion. For the purposes of this Lease, a cumulative or single transfer of the ownership interests in Tenant after the date of this Lease that results in fifty percent (50%) or more of the ownership interests in Tenant no longer being maintained in the aggregate by Tenant's sole member, (a "Change in Control") shall constitute an assignment in accordance with this Section. In the event of any non-permitted assignment or subletting, Sub-Tenant shall remain liable under this Lease.

9. Rights of Landlord.

a. Access. Landlord, its employees and agents, upon reasonable notice to Tenant (except in the event of an emergency), shall have the right, but not the obligation, to enter the Leased Premises for the purpose of examining or inspecting the same, showing the same to prospective purchasers, mortgagees, or tenants of the Leased Premises, and making such alterations, repairs, improvements or additions to the Leased Premises as Tenant shall have failed to make or as Landlord may otherwise deem necessary or desirable. If representatives of Tenant shall not be present to open and permit entry into the Leased Premises at any time when such entry by Landlord is necessary or permitted hereunder, then Landlord may enter by means of a master key (or forcibly in the event of an emergency) without liability to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease.

b. Starting six months after the Effective Date, the Landlord shall have the right but not the obligation, upon written request, to exam the Tenant's books and financial records relative to the businesses operating in the Leased Premises on a quarterly basis. .Said examination shall be by an accountant designated by the Landlord.

10. Surrender. At the expiration of this Lease or sooner termination of the Term (the "Termination Date"), Tenant shall surrender the Leased Premises to Landlord, together with all additions, alterations and improvements thereto, in broom clean condition and in good order and repair except for ordinary wear and tear and damage by fire or other hazard for which Tenant is not obligated to make repairs under this Lease. Tenant shall remove from the Leased Premises all of Tenant's alterations and fixtures required to be removed pursuant to Section 5.b.

11. Damage to or Destruction of Leased Premises.

a. Notice of Damage or Destruction. Tenant shall give notice to Landlord of all occurrences in or on the Leased Premises that result in any damage or destruction to the Leased Premises or any part thereof, describing the nature and extent of the damage or destruction.

b. Repair and Restoration by Landlord. In the event the Building is damaged or destroyed by fire or other casualty, Landlord, in its sole and absolute discretion, shall have the option to either (i) repair the Building; or (ii) to refuse to repair the Building, and to terminate this Lease upon written notice to Tenant. If Landlord elects to terminate the Lease, Landlord shall give notice to Tenant within thirty (30) days of such fire or other casualty.

c. Repair and Restoration by Tenant. In the event the Leased Premises is damaged or destroyed by fire or other casualty and Landlord does not exercise its right to

terminate this Lease, Tenant, at its sole cost and expense, shall perform all repairs to the interior of the Leased Premises, including any alterations approved by Landlord. If such damage or destruction renders the Leased Premises untenantable in whole or in part, the Rent shall be abated in such proportion as the area of the Leased Premises rendered untenantable bears to the total area of the Leased Premises, from the date of the casualty until thirty (30) days following the date upon which possession of the restored Leased Premises is delivered to Tenant and, if the Leased Premises is rendered untenantable in whole, the Term shall be suspended during such abatement period. Landlord shall not be obligated to repair or replace any property belonging to Tenant or any improvements to the Leased Premises furnished by Tenant, and Tenant shall not be entitled to any compensation or damages from Landlord for the loss of the use of the Leased Premises or damage to Tenant's property or any inconvenience occasioned by such damage, destruction, repair or restoration.

d. Continuation of Lease. Except as expressly provided in this Lease to the contrary, the provisions of this Lease shall be unaffected by any damage or destruction, whether or not covered by insurance, and Tenant waives any right to terminate this Lease due to fire or other casualty that may otherwise be granted by any Laws.

e. Cooperation in Connection with Proceedings or Actions. Landlord and Tenant shall cooperate with each other, to such extent as such other Party may reasonably require, in connection with the prosecution or defense of any action or proceeding arising out of, or for the collection of, any insurance proceeds that may be due in the event of any loss, and each Party shall execute, acknowledge and deliver to the other such instruments as may be reasonably required to facilitate the recovery of any insurance proceeds.

12. Default; Remedies of Landlord

a. Tenant's Defaults. The occurrence of any of the following shall constitute an event of default ("Event of Default") under this Lease:

i. Tenant shall fail to pay Rent to Landlord or any other financial obligation hereunder to Landlord or a third party when the same is due and payable under the terms of this Lease and such failure shall continue for a period of five (5) days after due.

ii. Tenant shall fail to perform any other duty or obligation imposed upon it by this Lease and such failure shall continue for a period of fifteen (15) days after written notice thereof has been given to Tenant by Landlord, unless such default cannot be reasonably remedied within fifteen (15) days after receipt of Landlord's notice, in which case Tenant shall not be in default if Tenant has

promptly commenced to proceed with diligence and in good faith to remedy such default and shall thereafter complete the remedy of such default with diligence and continuity;

iii. Tenant fails more than twice within any twelve (12)-month period to observe or perform any covenant, condition, or agreement of this Lease (including, without limitation, the payment of Rent), regardless of whether such defaults shall have been cured by Tenant, the third default shall, at the election of Landlord, in its sole and absolute discretion, be deemed a noncurable Event of Default;

iv. Tenant shall be adjudged bankrupt or shall make a general assignment for the benefit of its creditors.

v. There exists evidence of the inability of Tenant to pay its debts as they become due. Such evidence shall include, without limitation, an admission of such failure by Tenant or, if one or more judgments are docketed against Tenant and not paid, bonded, or otherwise dismissed within thirty (30) days.

vi. A receiver of any property of Tenant in or upon the Leased Premises is appointed in any action, suit, or proceeding by or against Tenant and such appointment shall not be vacated or annulled within thirty (30) days.

vii. The interest of Tenant in the Leased Premises shall be sold under execution or other legal process.

viii. Tenant shall fail to assume or reject this Lease within thirty (30) days after an order for bankruptcy relief has been entered against Tenant.

ix. Any default after expiration of any permitted cure periods occurs under any of the documents concerning Tenant's equipment or working capital loans.

x. Tenant shall vacate or abandon the Leased Premises.

xi. Tenant assigns this Lease or enters into a Lease in violation of Section 8; or

xii. There shall be a commencement of steps or proceedings toward dissolution, winding up, or other termination of the existence of Tenant or of any guarantor of Tenant's obligations pursuant to this Lease, or toward the liquidation of any of their respective assets.

b. Landlord Remedies. Upon the occurrence of an Event of Default, Landlord shall have the right to exercise any one or more of the following remedies:

i. Accelerate all Rent due through the expiration of the Term and declare the same to be immediately due and payable.

ii. Serve notice upon Tenant that this Lease and the then unexpired Term hereof shall cease and expire and become absolutely void on the date specified in such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and, thereupon, on the date set forth in such notice, this Lease and the Term, as well as the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant's liability) as if the date fixed in such notice were the final date of the Term. Thereupon, Tenant shall immediately quit and surrender to Landlord the Leased Premises, and Landlord may enter and repossess the Leased Premises by summary proceedings, detainer, ejectment or otherwise in accordance with Law and remove all occupants thereof and, at Landlord's option, any property thereon without being liable to indictment, prosecution, or damages therefor. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease including the obligation to pay Rent.

iii. Re-enter and repossess the Leased Premises or any part thereof, and may, but shall not be obligated to, relet all or any portion of the Leased Premises, upon such terms and to such persons, firms or corporations and for such period or periods as Landlord shall determine, including for a term extending beyond the last day of the Term and Landlord shall not be required to accept any Tenant offered by Tenant or observe any instruction given by Tenant about such reletting. For the purposes of such reletting, Landlord may decorate or make repairs, changes, alterations or additions in

or to the Leased Premises to the extent deemed desirable by Landlord, and the cost of such decoration, repairs, changes, alterations or additions, as well as any brokerage and legal fees expended by Landlord, shall be paid from rents collected from any resultant letting of the Leased Premises, and the balance if any thereof shall be credited against Rent due hereunder as aforesaid;

iv. Obtain an injunction, in the event of a breach by Tenant of any of the agreements, conditions, covenants or terms hereof, to restrain the same and the right to invoke any remedy allowed by law or in equity, whether other remedies, indemnity or reimbursements are provided in this Lease.

v. Cure or perform for the account of Tenant any such matter or obligation in default by Tenant and Tenant shall immediately pay on account thereof as Additional Rent any expenditures made and the amount of any obligations incurred in connection therewith, plus interest from the date of any such expenditure at the Default Rate until paid. All other sums payable by Tenant under this Lease but not paid when due shall also bear interest at the Default Rate until paid; and

vi. Exercise such other rights and remedies as may be available to it under this Lease or any Laws.

c. Remedies Cumulative. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies and no one of them, whether exercised by Landlord, shall be deemed to be in exclusion of any of the others. Each right and remedy may be exercised concurrently with other remedies and rights of Landlord at law or in equity and shall survive any expiration or termination of this Lease. The receipt of Rent after default or after judgment or after execution shall not deprive Landlord of other actions against Tenant for possession or for Base Rent or Additional Rent or other changes or expense or for damages.

d. Additional Costs. Tenant hereby agrees to pay, as Additional Rent, reasonable attorneys' fees and disbursements and all other court costs or expenses of legal proceedings for other legal services that Landlord may incur or pay by reason of, or in connection with any default by Tenant in the observance or performance of any obligation under this Lease.

e. Landlord's Defaults. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by Landlord hereunder unless and until

it has failed to perform such obligation within thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event Landlord does not perform within a reasonable time after such notice, Tenant's sole remedy is to commence legal proceedings hereunder. Tenant shall have no right to terminate this Lease or to perform on Landlord's behalf.

13. CONFESSION OF JUDGMENT

UPON AN EVENT OF DEFAULT, TENANT IRREVOCABLY HEREBY AUTHORIZES AND EMPOWERS THE PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT AND, WITH OR WITHOUT DECLARATION FILED, CONFESS JUDGMENT AGAINST TENANT IN FAVOR OF THE LANDLORD, AS OF ANY TERM, FOR THE UNPAID OBLIGATIONS HEREUNDER AND INCLUDING WITHOUT LIMITATION, ALL ACCRUED AND UNPAID INTEREST, CHARGES, EXPENSES, BASE RENT, ADDITIONAL RENT, OR OTHER AMOUNTS PAYABLE UNDER THIS LEASE, WHETHER BY ACCELERATION OR OTHERWISE, WITH COSTS OF SUIT AND AN ATTORNEYS' COMMISSION OF FIFTEEN PERCENT (15%) OF THE AMOUNT OF SUCH JUDGMENT, BUT NOT LESS THAN ONE THOUSAND DOLLARS ($1,000), WITH RELEASE OF ALL ERRORS, WAIVING ALL LAWS EXEMPTING REAL OR PERSONAL PROPERTY FROM EXECUTION, TO THE EXTENT THAT SUCH LAWS MAY LAWFULLY BE WAIVED. NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THE POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE VALID, VOIDABLE, OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AND AS OFTEN AS LANDLORD SHALL ELECT, UNTIL SUCH TIME AS ALL OBLIGATIONS HEREUNDER SHALL HAVE BEEN SATISFIED.

UPON AN (A) EVENT OF DEFAULT; OR (B) UPON EXPIRATION OF THE TERM, IT SHALL BE LAWFUL FOR, AND TENANT HEREBY IRREVOCABLY AUTHORIZES, ANY PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COURT OF COMPETENT JURISDICTION AN AMICABLE ACTION FOR CONFESSION OF JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE LEASED PREMISES, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY HEREOF SHALL BE A SUFFICIENT WARRANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER, AND PROVIDED THAT, IF, FOR ANY REASON AFTER

SUCH ACTION SHALL HAVE BEEN COMMENCED, THE SAME SHALL BE TERMINATED AND POSSESSION REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OR EXPIRATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE AMICABLE ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION AS AFORESAID. NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THAT POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE VALID, VOIDABLE OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AND AS OFTEN AS LANDLORD SHALL ELECT.

14. Eminent Domain.

a. Total or Partial Taking. If the whole of the Leased Premises shall be condemned or taken either permanently or temporarily for any public or quasipublic use or purpose, under any statute or by right of eminent domain, or by private purchase in lieu thereof, then in that event, the term of the Lease shall cease and terminate from the date of title vesting in such proceeding or purchase and Tenant shall have no claim against Landlord for the value of any unexpired term of said Lease, and shall release unto Landlord any such claim it may have against the condemnor for such value. In the event only a portion only of the Leased Premises shall be so taken, Landlord may elect to terminate this Lease from the date of title vesting in such proceeding or purchase, or Landlord may elect to repair and restore, at its own expense, the portion not taken and thereafter the Rent shall be reduced proportionately to the portion of the Leased Premises taken.

b. Award. Tenant shall have the right to claim and recover from the condemning authority such compensation as may be awarded or recoverable by Tenant in its own right on account of any and all damages to Tenant's equipment, personal property, furniture, and removable trade fixtures, and Tenant's relocation costs; but Tenant's rights, as stated hereinabove, shall not include any right to any value attributed to the unexpired term of this Lease or any other matter that would act to reduce Landlord's award.

15. Subordination of Lease/Attornment.

a. Subordination. This Lease is and shall remain subordinate and subject to any mortgage or mortgages that are now secured by the freehold interest of Landlord or any part thereof or to any assignment of the interest of Landlord in this Lease. Tenant agrees to execute and deliver to Landlord within ten (10) days following the date of any written request, without cost, any instrument that may be deemed necessary by Landlord or Landlord's lender (the

"Lender") to further effect the subordination of this Lease to any such mortgage, mortgages or assignments. Such agreement shall be by its terms binding upon its successors and assigns including any purchaser or transferee at a foreclosure sale or sale of transfer in lieu of foreclosure and shall provide, among other things, that Lender consents to this Lease and that, in the event of foreclosure of said mortgage or trust deed, as the case may be, or in the event Lender comes into possession or acquires title to the Leased Premises as a result of the enforcement or foreclosure of the mortgage, trust deed, trust deed note or ground lease or as a result of any other means, Lender agrees to recognize Tenant and further agrees that Tenant shall not be disturbed in its possession of the Leased Premises so long as there is not an Event of Default. Said agreement shall further provide that Lender and Tenant shall be bound each to the other under all the terms, covenants and conditions of this Lease for the balance of the Term thereof remaining may be affected in accordance with any option therefor in this Lease, with the same force and effect as if they were the original Landlord and Tenant, respectively, under this Lease.

b. Attornment. In the event of a foreclosure of any such mortgage, Tenant hereby agrees that this Lease shall not terminate by reason thereof, and Tenant further agrees to attorn to and to recognize as Landlord hereunder the mortgagee, or any purchaser at a foreclosure sale or any purchaser of the Leased Premises in lieu thereof, for the balance of the term of this Lease, subject to all the terms and provisions hereof provided, however, any such mortgagee or purchaser that shall become the Landlord hereunder shall not be:

i. liable for any act or omission of Landlord.

ii. subject to any offsets or defenses that Tenant might have against Landlord.

iii. bound by any rent or additional rent that Tenant may have paid to Landlord for more than the current month; or

iv. bound by any amendment or modifications of this Lease made without its consent.

16. Estoppel Certificate/Reporting Requirements. Tenant shall, at any time and from time to time, within ten (10) days following the date of any written request from Landlord, execute, acknowledge and deliver to Landlord an estoppel substantially in the form as may be reasonably requested by any purchaser or lender. Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Leased Premises. Tenant's failure to deliver such statement within said ten (10)-day period shall be conclusive upon Tenant that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Landlord's performance of its duties under this Lease.

17. Environmental Matters.

a. Definitions. For purposes of this Lease:

i. The term "Environmental Laws" shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, interstate compacts, or judicial or administrative decrees, orders, decisions, or permits relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into the environment otherwise relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such pollutants, contaminants or Hazardous Substances, including, without limitation, the following statutes, as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date, including without limitation all comparable statutes, regulations, and interpretations by the Commonwealth of Pennsylvania; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seep, as amended ("CERCLA"); the Clean Air Act, 42 USC §7401 et seep, as amended; the Resource Conservation and Recovery Act, 42 USC §6901 et seq., as amended ("RCRA"); the Safe Drinking Water Act, 42 USC §300f et seq., as amended; the Toxic Substance Control Act, 15 USC §2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; the National Environmental Policy Act 42 U.S.C. §4321 et seep, as amended; the Hazardous Substances Cleanup Act, 35 Pa. C.S.A. §6020.101 et seq., as amended ("HSCA"); the Clean Streams Law, 35 Pa. C.S.A. §691.1 et seq., as amended; the Solid Waste Management Act, 35 Pa. C.S.A. §6018.101 et seq., as amended; and the Pennsylvania Storage Tank and Spill Prevention Act, 35 PS §6021.101 et seq., as amended; and

ii. The term "Hazardous Substance(s)" shall mean all elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as "Hazardous Substances" under CERCLA or HSCA and all comparable statutes and regulations, and any used or unused petroleum or petroleum products.

b. Tenant's Obligations. Tenant shall:

i. Not cause or permit its agents, employees, invitees, contractors or any occupant, to (a) cause any Hazardous Substance to be placed, held, located, released, spilled, transported or disposed of on, under, at or from the Improvements, Leased Premises or any real estate contiguous thereto in contravention of any Environmental Laws; (b) otherwise violate any Environmental Laws; or (c) engage in any activity that could result in any liability, cost or expense to any such agent, employee, invitee, contractor, or occupant, Tenant, Landlord or any other owner of the Leased Premises or any portion thereof or the creation of a lien on the Leased Premises under any Environmental Laws or under any similar applicable law or regulation;

ii. Except with respect to conditions existing as of the Effective Date, contain at or remove from the Leased Premises or perform any other remedial action regarding any Hazardous Substance, at Tenant's sole cost and expense, if, as and when such containment, removal or other remedial action is required under any Law and, whether or not so required, perform any containment, removal or remediation of any kind of any Hazardous Substance in compliance with all Laws;

iii. Provide Landlord with written notice (and a copy as may be applicable) of any of the following within ten (10) days thereof: (a) Tenant's obtaining actual knowledge or notice of any kind of the presence, or any actual or threatened release, of any Hazardous Substance on, under, at or from the Leased Premises not authorized or permitted under Environmental Laws; (b) Tenant's receipt or submission, or Tenant's obtaining actual knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local government or quasigovernmental authority regarding any Hazardous Substance or any violation of Environmental Laws in any way materially, adversely affecting the Leased Premises; or (c) Tenant's obtaining actual knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or

remediation of any kind of any Hazardous Substance on, under, at or from the Leased Premises, or of the recording of any lien on the Leased Premises in connection with any such action or Hazardous Substance on, under or at the Leased Premises; and

iv. Except with respect to conditions existing as of the Effective Date and except for, and to the extent of, Landlord's gross negligence or willful misconduct, defend all actions against the Landlord and pay, protect, indemnify and save harmless the Landlord from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from Tenant's failure to comply with this Section 17. The indemnity contained in this Section 17 shall survive the expiration or earlier termination of this Lease with respect to the obligations and liabilities of Tenant hereunder, actual or contingent, which have arisen on or prior to such expiration or earlier termination.

18. General Provisions.

a. Force Majeure. In the event that either Party shall be delayed or hindered in, or prevented from, the performance of any work, service or other acts required under this Lease to be performed by the Party and such delay or hindrance is due to strikes, lockouts, labor disputes that prohibit or impede the performance by Landlord or Tenant, inability to obtain materials, acts of God, governmental actions, inactions or laws, regulations or restrictions, enemy act, terrorist act, civil commotion, fire or other casualty, or other causes of a like nature beyond the control of the Party so delayed or hindered, then performance of such work, service or other act shall be excused for a period of such delay and the period for the performance of such work, service or other act shall be extended for a period equivalent to the period of such delay. In no event shall such delay constitute the termination of this Lease. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Base Rent and Additional Rent, after the Effective Date. Written notice of any such delays, other than temporary or emergency interruptions, shall be given to the other Party as well as written notice of the cessation of the same.

b. Quiet Enjoyment. If Tenant shall pay the Rent and perform all its other obligations hereunder, Landlord covenants that Tenant shall, during the Term, enjoy quiet and peaceable possession of the Leased Premises, subject, however, to the provisions of this Lease

and any mortgages, ground or underlying leases, agreements and encumbrances to which this Lease is subordinate.

c. Non-Waiver by Landlord. No obligation, term, covenant, condition, or agreement in this Lease (collectively, "Obligation") shall be deemed waived by Landlord unless such waiver is in writing and signed by Landlord. No waiver of any Obligation by Landlord shall imply or constitute the further waiver of that or any other Obligation. The failure of Landlord to (a) seek redress for the breach of, or default in; or (b) insist upon the strict performance of any Obligation or of any of the rules and regulations set forth herein or hereinafter adopted by Landlord, shall not be deemed a waiver of any rights or remedies Landlord may have, and shall not be deemed a waiver of any subsequent breach of, or default in, such Obligation or such rules and regulations.

d. No Acceptance of Surrender. No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept surrender shall be valid unless in writing, signed by Landlord. The delivery of Tenant's keys to any employee or agent of Landlord shall not constitute a termination of this Lease unless Landlord has entered into a written agreement to that effect.

e. Payment and Performance under Protest; No Accord and Satisfaction. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other, or as to any work to be performed by either of them, under this Lease, then the Party against whom the obligation to pay the money or to perform the work is asserted shall have the right to make payment or to perform the work "under protest" and such payment shall not be regarded as a voluntary payment or performance, and such Party shall thereafter have the right to institute suit for the recovery of such sum or for the recovery of the costs of such work. If it shall be adjudged or determined that there was no legal obligation to pay such sum or perform such work or any part thereof, then the Party paying such sum or performing such work shall be entitled to recover such sum or the costs of such work or so much thereof as it was not required to pay or perform. No payment by Tenant, or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord, shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check or other instrument for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check or instrument, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check or instrument without prejudice to any other rights or remedies that Landlord may have against Tenant.

f. Brokers. Landlord and Tenant each represent and warrant to the other that they have not dealt with any real estate agent or broker in connection with this transaction. Each

Party shall indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

g. Estate of Landlord. Notwithstanding any provisions to the contrary herein other than with respect to Landlord's obligations to deliver the Leased Premises, Tenant shall look solely to the estate and property of Landlord in the Leased Premises in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Leased Premises and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Leased Premises, shall be limited to such estate and property of Landlord in the Improvements.

h. Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of the laws of conflicts thereof. SHOULD ANY DISPUTE ARISE HEREUNDER, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY AND FURTHER CONSENT TO THE JURISDICTION AND VENUE OF ANY ACTION TO BE IN THE COURT OF COMMON PLEAS OF CENTRE COUNTY, PENNSYLVANIA.

i. Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

j. Interpretation. As used in this Lease, the word "person" shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall mean to include any other gender.

k. Entire Agreement. This Lease constitutes the entire understanding and agreement between the Parties with respect to the transactions contemplated by this Lease, and this Lease supersedes all prior discussions, understanding and agreements between the Parties. All recitals in this Lease and all Exhibits attached to this Lease are a part of this Lease and are incorporated herein by reference. There are no outstanding oral agreements between the Parties affecting this Lease, and this Lease supersedes and cancels all previous negotiations, arrangements, agreements and understandings, if any, between the Parties with respect to the subject matter of this Lease, and none of such matters shall be used to interpret or construe this Lease. No modification of the terms of this Lease shall be binding unless set forth in a writing signed by both Parties.

l. Attorneys' Fees. In the event Landlord requires the services of its attorneys to cure any event of default or to enforce the terms of this Lease.

m. Notices. Any notice, consent, approval, demand, request or document that either Party is required or desires to give or deliver to or make upon the other hereunder (except for routine invoices provided in the Tenant's ordinary course of business) shall be in writing and may be personally delivered or sent by mail, postage prepaid (either by (a) United States certified mail, return receipt requested; or (b) reputable national next business day courier or delivery service), addressed as set forth below:

Landlord:

Five Blind Mice, LLC and Five Blind Mice, LLC II
3430 PA-764
Duncansville, PA 16635

With a copy to:

M. David Halpern, Esq.
Jubelirer, Carothers, Krier & Halpern
3370 Lynwood Drive
Altoona, PA 16602

Tenant:

AQ Opco Nittany Valley LLC
AQ Opco State College LLC
PO. Box 176
Malvern, PA 19355-0176
sjschmid@aquinasseniorliving.com
Telephone: 610-420-7657

With a copy to:

Reilly Noetzel, Esq.
Barley Snyder LLP
126 East Kings St
Lancaster, PA 17602
rnoetzel@barley.com
Telephone: 717-293-9293

Any notice, consent, approval, demand, request or document so delivered by next business day courier or delivery service shall be deemed to have been delivered on the day on which the same is delivered to (or refused by) a Party, or after three (3) days if deposited in the United States mail as certified mail, addressed as above provided, with postage thereon fully prepaid, or, if

sooner, upon receipt (or refusal); provided, however, in the event any time period provided for in this Lease expires on a weekend or holiday recognized by the United States Postal Service, the time period shall be automatically extended to the next business day. Notice of process served upon Landlord by Tenant, may be given by serving Tenant's principal at his or her place of residence, and Tenant waives all right to object to notice served in such manner. Tenant shall, from time to time, designate an on-site, emergency contact whose current home and mobile telephone numbers shall be provided to Landlord. Tenant shall notify Landlord of any change of on-site contact or of the contact's home or mobile telephone numbers within five (5) days of such change.

n. Successors and Assigns. The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the Parties, their successors and permitted assigns.

o. Captions. The captions in this Lease are for convenience of reference only and shall not be deemed to alter or affect any provision hereof or the interpretation or construction hereof.

p. Counterparts. This Lease may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which together shall constitute the same instrument. Delivery of an executed counterpart of this Lease by telecopier or electronic communication shall be equally as effective as delivery of a manually executed counterpart of this Lease. Any Party delivering an executed counterpart of this Lease by telecopier, or electronic communication shall also deliver a manually executed counterpart of this Lease, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Lease.

q. Effect of Early Termination. If this Lease is effectively terminated prior to the expiration of the Term pursuant to any election allowed either Party under this Lease, then as of the date of such election (i) this Lease and the Term shall cease; (ii) Landlord shall apportion Rent and any other sums payable by Tenant to Landlord hereunder as of the termination date; (iii) Landlord shall refund to Tenant any overpayment of such amounts or Tenant shall pay to Landlord any underpayment of such amounts, as the case may be within thirty (30) days thereafter; and (iv) the Parties, effective as of such termination, shall be mutually released from all liability and obligations thereafter arising under this Lease excepting only (1) any indemnification obligation arising under this Lease that is expressly provided to survive, including, without limitation, each Party's obligation to indemnify the other for any act of the indemnifying Party occurring prior to such termination; (2) Tenant's obligations under any section of this Lease to repair or restore the Leased Premises for damage that occurred prior to

termination; and (3) Tenant's obligations to pay any amounts due to Landlord arising prior to the termination.

r. Authority. Landlord and Tenant each hereby covenant that it is a duly constituted business entity in good standing (or validly subsisting) and qualified to do business in the Commonwealth of Pennsylvania, and the persons executing this Lease on behalf of Landlord or Tenant, as the case may be, are duly authorized by the governing body of such business entity to do so. Tenant and Landlord further warrant, represent and covenant that: (i) they have the legal right, authority and capacity to enter into this Lease; (ii) this Lease has been duly executed by the Parties is a valid, legally binding and enforceable obligation of the Parties in accordance with its terms; and (iii) the execution, delivery and performance of this Lease by each Party or the operation of Tenant's business shall not violate any agreement to which either Party or any of its owners are a party and shall not require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority.

s. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed as creating the relationship of principal and agent or partnership or joint venture between Landlord and Tenant or cause Tenant to be responsible in any way for the debts or obligations of Landlord or any third party, or to create a fiduciary relationship between Tenant and Landlord.

t. Waiver of Landlord and Tenant Act. TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 P.S. SECTION 250.501, BEING SECTION 501 OF THAT ACT, APPROVED APRIL 6, 1951, ENTITLED "LANDLORD AND TENANT ACT OF 1951", AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LANDLORD:

BY: ______________________

Christopher Nelson, President

WITNESS: ______________________

Print Name: AoAm Fernsler

TENANT:

AQ Opco Nittany Valley, LLC

By: ______________________

Name: STEPHEN J. SCHMID

Title: President

WITNESS: ______________________

Print Name: Adam Fernsler

AQ Opco State College, LLC

By: ______________________

Name: STEPHEN J. SCHMID

Title: President

____

Print Name: Adam Fernsler